                                 United States
                      Securities and Exchange Commission
                             Washington, DC  20549



                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934



                     NorthPoint Communications Group, Inc.
                     -------------------------------------
                               (Name of Issuer)



                    Common Stock, par value $.001 per share
                    ---------------------------------------
                        (Title of Class of Securities)



                                  666610 10 0
                                  -----------
                                (CUSIP Number)



                               February 14, 2000
                               -----------------
            (Date of Event Which Requires Filing of This Statement)



                    Check the appropriate box to designate
              the rule pursuant to which this Schedule is filed:
                              [   ] Rule 13d-1(b)
                              [   ] Rule 13d-1(c)
                              [ X ] Rule 13d-1(d)

CUSIP No. 666610 10 0              13G                          Page 1 of 17
1.  Name of Reporting Person:
    TCG Holdings, L.L.C.

    IRS Identification Number of Above Person:
    N/A

2.  Check the Appropriate Box                           (a)[ ]
    if a Member of a Group                              (b)[X]

3.  SEC Use Only

4.  Citizenship or Place of Organization:
    Delaware

Number of Shares Beneficially Owned by Each Reporting Person with:

5.  Sole Voting Power                                        0

6.  Shared Voting Power                             21,424,283

7.  Sole Dispositive Power                                   0

8.  Shared Dispositive Power                        21,424,283

9.  Aggregate Amount Beneficially Owned
    by Each Reporting Person:                       21,424,283

10. Check Box if the Aggregate
    Amount in Row 9 Excludes
    Certain Shares                                         [ ]

11. Percent of Class Represented by
    Amount in Row 9                                       17.5%

12. Type of Reporting Person
    OO (Limited Liability Company)


CUSIP No. 666610 10 0              13G                             Page 2 of 17
 1.  Name of Reporting Person:
     TC Group, L.L.C., d/b/a The Carlyle
     Group

     IRS Identification Number of Above Person:
     N/A

 2.  Check the Appropriate Box if a Member of a Group                   (a)[ ]
                                                                        (b)[X]

 3.  SEC Use Only

 4.  Citizenship or Place of Organization:
     Delaware

     Number of Shares Beneficially Owned by Each Reporting Person with:
 5.  Sole Voting Power                                                        0

 6.  Shared Voting Power                                             16,643,833

 7.  Sole Dispositive Power                                                   0

8.   Shared Dispositive Power                                        16,643,833

9.   Aggregate Amount Beneficially Owned                             16,643,833
     by Each Reporting Person:

10.  Check Box if the Aggregate Amount in Row 9
     Excludes Certain Shares                                                [ ]

11.  Percent of Class Represented by Amount in Row 9                       13.6%

12.  Type of Reporting Person
     OO (Limited Liability Company)



CUSIP No. 666610 10 0              13G                          Page 3 of 17
1.  Name of Reporting Person:
    Carlyle Partners II, L.P.

    IRS Identification Number of Above Person:
    N/A

2.  Check the Appropriate Box                           (a)[ ]
    if a Member of a Group                              (b)[X]

3.  SEC Use Only

4.  Citizenship or Place of Organization:
    Delaware

Number of Shares Beneficially Owned by Each Reporting Person with:

5.  Sole Voting Power                                        0

6.  Shared Voting Power                              5,836,506

7.  Sole Dispositive Power                                   0

8.  Shared Dispositive Power                         5,836,506

9.  Aggregate Amount Beneficially Owned
    by Each Reporting Person:                        5,836,506

10. Check Box if the Aggregate Amount in                   [ ]
    Row 9 Excludes Certain Shares

11. Percent of Class Represented by
    Amount in Row 9                                        4.8%

12. Type of Reporting Person
    PN


CUSIP No. 666610 10 0                    13G                     Page 4 of 17
1.  Name of Reporting Person:
    Carlyle SBC Partners II, L.P.

    IRS Identification Number of Above Person:
    N/A

2.  Check the Appropriate Box                           (a)[ ]
    if a Member of a Group                              (b)[X]

3.  SEC Use Only

4.  Citizenship or Place of Organization:
    Delaware

Number of Shares Beneficially Owned by Each Reporting Person with:

5.  Sole Voting Power                                        0

6.  Shared Voting Power                                265,135

7.  Sole Dispositive Power                                   0

8.  Shared Dispositive Power                           265,135

9.  Aggregate Amount Beneficially Owned
    by Each Reporting Person:                          265,135

10. Check Box if the Aggregate Amount in
    Row 9 Excludes Certain Shares                          [ ]

11. Percent of Class Represented by Amount in Row 9        2.3%

12. Type of Reporting Person
    PN


CUSIP No. 666610 10 0                  13G                        Page 5 of 17
1.  Name of Reporting Person:
    Carlyle Investment Group, L.P.

    IRS Identification Number of Above Person:
    N/A

2.  Check the Appropriate Box                           (a)[ ]
    if a Member of a Group                              (b)[X]

3.  SEC Use Only

4.  Citizenship or Place of Organization:
    Delaware

Number of Shares Beneficially Owned by Each Reporting Person with:

5.  Sole Voting Power                                        0

6.  Shared Voting Power                                  6,201

7.  Sole Dispositive Power                                   0

8.  Shared Dispositive Power                             6,201

9.  Aggregate Amount Beneficially Owned
    by Each Reporting Person:                            6,201

10. Check Box if the Aggregate Amount
    in Row 9 Excludes Certain Shares                       [ ]

11. Percent of Class Represented by
    Amount in Row 9                                       0.01%

12. Type of Reporting Person
    PN


CUSIP No. 666610 10 0                  13G                      Page 6 of 17
1.  Name of Reporting Person:
    Carlyle International Partners II, L.P.

    IRS Identification Number of Above Person:
    N/A

2.  Check the Appropriate Box                           (a)[ ]
    if a Member of a Group                              (b)[X]

3.  SEC Use Only

4.  Citizenship or Place of Organization:
    Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person with:

5.  Sole Voting Power                                        0

6.  Shared Voting Power                              4,935,991

7.  Sole Dispositive Power                                   0

8.  Shared Dispositive Power                         4,935,991
9.  Aggregate Amount Beneficially
    Owned by Each Reporting Person:                  4,935,991

10. Check Box if the Aggregate
    Amount in Row 9 Excludes Certain Shares                [ ]

11. Percent of Class Represented by
    Amount in Row 9                                        4.0%

12. Type of Reporting Person
    PN


CUSIP No. 666610 10 0                       13G                        Page 7 of 17
 1.  Name of Reporting Person:
     Carlyle International Partners III, L.P.

     IRS Identification Number of Above Person:
     N/A
 2.  Check the Appropriate Box if a Member of a Group                    (a)[ ]
                                                                         (b)[X]
 3.  SEC Use Only

 4.  Citizenship or Place of Organization:
     Cayman Islands

     Number of Shares Beneficially Owned by Each Reporting Person with:

 5.  Sole Voting Power                                                        0

 6.  Shared Voting Power                                                263,620

 7.  Sole Dispositive Power                                                   0

 8.  Shared Dispositive Power                                           263,620

 9.  Aggregate Amount Beneficially Owned by Each Reporting Person:      263,620

10.  Check Box if the Aggregate Amount in Row 9 Excludes
     Certain Shares                                                         [ ]

11.  Percent of Class Represented by Amount in Row 9                        0.2%

12.  Type of Reporting Person
     PN


CUSIP No. 666610 10 0                       13G                        Page 8 of 17
 1.  Name of Reporting Person:
     C/S International Partners

     IRS Identification Number of Above Person:
     N/A

 2.  Check the Appropriate Box if a Member of a Group                   (a)[ ]
                                                                        (b)[X]
 3.  SEC Use Only

 4.  Citizenship or Place of Organization:
     Cayman Islands

     Number of Shares Beneficially Owned by Each Reporting Person with:

 5.  Sole Voting Power                                                        0

 6.  Shared Voting Power                                              1,104,003

 7.  Sole Dispositive Power                                                   0

 8.  Shared Dispositive Power                                         1,104,003

 9.  Aggregate Amount Beneficially Owned by Each Reporting Person:    1,104,003

10.  Check Box if the Aggregate Amount in Row 9
     Excludes Certain Shares                                                [ ]

11.  Percent of Class Represented by Amount in Row 9                        0.9%

12.  Type of Reporting Person
     PN

CUSIP No. 666610 10 0                      13G                       Page 9 of 17
 1.  Name of Reporting Person:
     Carlyle-NorthPoint Partners, L.P.

     IRS Identification Number of Above Person:
     N/A

 2.  Check the Appropriate Box if a Member of a Group                    (a)[ ]

                                                                         (b)[X]
 3.  SEC Use Only

 4.  Citizenship or Place of Organization:
     Delaware

     Number of Shares Beneficially Owned by Each Reporting Person with:

 5.  Sole Voting Power                                                        0

 6.  Shared Voting Power                                              3,513,403

 7.  Sole Dispositive Power                                                   0

 8.  Shared Dispositive Power                                         3,513,403

 9.  Aggregate Amount Beneficially Owned by Each Reporting Person:    3,513,403

10.  Check Box if the Aggregate Amount in Row 9
     Excludes Certain Shares                                                [ ]

11.  Percent of Class Represented by Amount in Row 9                        2.9%

12.  Type of Reporting Person
     PN

   CUSIP No. 666610 10 0                      13G               Page 10 of 17
1.  Name of Reporting Person:
    Carlyle-NorthPoint International
    Partners, L.P.
    IRS Identification Number of Above Person:
    N/A

2.  Check the Appropriate Box if a Member of a Group    (a)[ ]
                                                        (b)[X]
3.  SEC Use Only

4.  Citizenship or Place of Organization:
    Cayman Islands

    Number of Shares Beneficially Owned by Each Reporting Person with:

5.  Sole Voting Power                                        0

6.  Shared Voting Power                                718,974

7.  Sole Dispositive Power                                   0

8.  Shared Dispositive Power                           718,974

9.  Aggregate Amount Beneficially
    Owned by Each Reporting Person:                    718,974

10. Check Box if the Aggregate Amount in Row 9 Excludes
    Certain Shares                                         [ ]

11. Percent of Class Represented by Amount in Row 9        0.6%

12. Type of Reporting Person
     PN

   CUSIP No. 666610 10 0                       13G              Page 11 of 17
1.  Name of Reporting Person:
    Carlyle Investment Management, L.L.C.
    IRS Identification Number of Above
    Person:
    N/A

2.  Check the Appropriate Box if a Member of a Group    (a)[ ]
                                                        (b)[X]

3.  SEC Use Only

4.  Citizenship or Place of Organization:
    Delaware

    Number of Shares Beneficially Owned by Each Reporting Person with:

5.  Sole Voting Power                                        0

6.  Shared Voting Power                              2,477,974

7.  Sole Dispositive Power  0

8.  Shared Dispositive Power                         2,477,974

9.  Aggregate Amount Beneficially Owned
    by Each Reporting Person:                        2,477,974

10. Check Box if the Aggregate Amount in Row 9
    Excludes Certain Shares                                [ ]

11. Percent of Class Represented by Amount in Row 9        2.0%

12. Type of Reporting Person
    OO (Limited Liability Company)

   CUSIP No. 666610 10 0                       13G              Page 12 of 17
1.  Name of Reporting Person:
    TCG Ventures, L.L.C.
    IRS Identification Number of Above
    Person:
    52-2033506

2.  Check the Appropriate Box if a Member of a Group    (a)[ ]
                                                        (b)[X]

3.  SEC Use Only

4.  Citizenship or Place of Organization:
    Delaware

    Number of Shares Beneficially Owned by Each Reporting Person with:

5.  Sole Voting Power                                        0

6.  Shared Voting Power                              4,780,450

7.  Sole Dispositive Power                                   0

8.  Shared Dispositive Power                         4,780,450

9.  Aggregate Amount Beneficially Owned
    by Each Reporting Person:                        4,780,450

10. Check Box if the Aggregate Amount in Row 9
    Excludes Certain Shares                                [ ]

11. Percent of Class Represented by Amount in Row 9        3.9%

12. Type of Reporting Person
    OO (Limited Liability Company)

   CUSIP No. 666610 10 0                       13G              Page 13 of 17
1.  Name of Reporting Person:
    Carlyle U.S. Venture Partners, L.P.
    IRS Identification Number of Above
    Person:
    52-2038006

2.  Check the Appropriate Box if a Member of a Group    (a)[ ]
                                                        (b)[X]

3.  SEC Use Only

4.  Citizenship or Place of Organization:
    Delaware

    Number of Shares Beneficially Owned by Each Reporting Person with:

5.  Sole Voting Power                                        0

6.  Shared Voting Power                                446,125

7.  Sole Dispositive Power                                   0

8.  Shared Dispositive Power                           446,125

9.  Aggregate Amount Beneficially Owned
    by Each Reporting Person:                          446,125

10. Check Box if the Aggregate Amount in Row 9 Excludes
    Certain Shares                                         [ ]

11. Percent of Class Represented by Amount in Row 9        0.4%

12. Type of Reporting Person
    PN

   CUSIP No. 666610 10 0                       13G              Page 14 of 17
1.  Name of Reporting Person:
    Carlyle Venture Coinvestment, L.L.C.
    IRS Identification Number of Above
    Person:
    52-2033493

2.  Check the Appropriate Box if a Member of a Group    (a)[ ]
                                                        (b)[X]

3.  SEC Use Only

4.  Citizenship or Place of Organization:
    Delaware

    Number of Shares Beneficially Owned by Each Reporting Person with:

5.  Sole Voting Power                                        0

6.  Shared Voting Power                                270,649

7.  Sole Dispositive Power                                   0

8.  Shared Dispositive Power                           270,649

9.  Aggregate Amount Beneficially Owned
    by Each Reporting Person:                          270,649

10. Check Box if the Aggregate Amount in Row 9 Excludes
    Certain Shares                                         [ ]

11. Percent of Class Represented by Amount in Row 9        0.2%

12. Type of Reporting Person
    OO (Limited Liability Company)

   CUSIP No. 666610 10 0                       13G              Page 15 of 17
1.  Name of Reporting Person:
    TCG Ventures, Limited
    IRS Identification Number of Above
    Person:
    98-0182779

2.  Check the Appropriate Box if a Member of a Group    (a)[ ]
                                                        (b)[X]

3.  SEC Use Only

4.  Citizenship or Place of Organization:
    Cayman Islands

    Number of Shares Beneficially Owned by Each Reporting Person with:

5.  Sole Voting Power                                        0

6.  Shared Voting Power                              4,063,676

7.  Sole Dispositive Power  0

8.  Shared Dispositive Power                         4,063,676

9.  Aggregate Amount Beneficially Owned
    by Each Reporting Person:                        4,063,676

10. Check Box if the Aggregate Amount in Row 9
    Excludes Certain Shares                                 [ ]

11. Percent of Class Represented by Amount in Row 9         3.3%

12. Type of Reporting Person
    CO (Corporation)

   CUSIP No. 666610 10 0                       13G              Page 16 of 17
1.  Name of Reporting Person:
    Carlyle Venture Partners, L.P.
    IRS Identification Number of Above
    Person:
    98-0181877

2.  Check the Appropriate Box if a Member               (a)[ ]
    of a Group                                          (b)[X]

3.  SEC Use Only

4.  Citizenship or Place of Organization:
    Cayman Islands

    Number of Shares Beneficially Owned by Each Reporting Person with:

5.  Sole Voting Power                                        0

6.  Shared Voting Power                              3,363,781

7.  Sole Dispositive Power  0

8.  Shared Dispositive Power                         3,363,781

9.  Aggregate Amount Beneficially Owned
    by Each Reporting Person:                        3,363,781

10. Check Box if the Aggregate Amount in Row 9
    Excludes Certain Shares                                [ ]

11. Percent of Class Represented by Amount in Row 9        2.7%

12. Type of Reporting Person
    PN

   CUSIP No. 666610 10 0                       13G              Page 17 of 17
1.  Name of Reporting Person:
    C/S Venture Partners, L.P.

    IRS Identification Number of Above
    Person:
    98-0181878

2.  Check the Appropriate Box if a Member of a Group    (a)[ ]
                                                        (b)[X]

3.  SEC Use Only

4.  Citizenship or Place of Organization:
    Cayman Islands

    Number of Shares Beneficially Owned by Each Reporting Person with:

5.  Sole Voting Power                                        0

6.  Shared Voting Power                                699,895

7.  Sole Dispositive Power                                   0

8.  Shared Dispositive Power                           699,895

9.  Aggregate Amount Beneficially Owned
    by Each Reporting Person:                          699,895

10. Check Box if the Aggregate Amount in Row 9 Excludes
    Certain Shares                                         [ ]

11. Percent of Class Represented by Amount in Row 9        0.6%

12. Type of Reporting Person
    PN

                                  SCHEDULE 13G

Item 1(a).  Name of Issuer:
            NorthPoint Communications Group, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            303 2nd Street, 10th Floor
            North Tower
            San Francisco, CA  94107

Item 2(a).  Name of Person Filing:
            TCG Holdings, L.L.C.
            TC Group, L.L.C.
            Carlyle Partners II, L.P.
            Carlyle SBC Partners II, L.P. (formerly Carlyle Partners III, L.P.) Carlyle Investment Group, L.P.
            Carlyle International Partners II, L.P.
            Carlyle International Partners III, L.P.
            C/S International Partners
            Carlyle-NorthPoint Partners, L.P.
            Carlyle-NorthPoint International Partners, L.P.
            Carlyle Investment Management, L.L.C.
            TCG Ventures, L.L.C.
            Carlyle U.S. Venture Partners, L.P.
            Carlyle Venture Coinvestment, L.L.C.
            TCG Ventures, Limited
            Carlyle Venture Partners, L.P.
            C/S Venture Partners, L.P.

Item 2(b).  Address of Principal Business Office:
            c/o The Carlyle Group
            1001 Pennsylvania Ave, NW
            Suite 220 South
            Washington, D.C.  20004-2505

Item 2(c).  Citizenship:
            TCG Holdings, L.L.C. - Delaware
            TC Group, L.L.C. - Delaware
            Carlyle Partners II, L.P. - Delaware
            Carlyle SBC Partners II, L.P. - Delaware
            Carlyle Investment Group, L.P. - Delaware
            Carlyle International Partners II, L.P. - Cayman Islands
            Carlyle International Partners III, L.P. - Cayman Islands
            C/S International Partners - Cayman Islands
            Carlyle-NorthPoint Partners, L.P. - Delaware
            Carlyle-NorthPoint International Partners, L.P. - Cayman Islands Carlyle Investment Management, L.L.C. - Delaware
            TCG Ventures, L.L.C. - Delaware
            Carlyle U.S. Venture Partners, L.P. - Delaware
            Carlyle Venture Coinvestment, L.L.C. - Delaware
            TCG Ventures, Limited - Cayman Islands
            Carlyle Venture Partners, L.P. - Cayman Islands
            C/S Venture Partners, L.P. - Cayman Islands

Item 2(d).  Title of Class of Securities
            Common Stock, Par Value $.001 Per Share

Item 2(e).  CUSIP Number
            666610 10 0

Item 3.     Not applicable.

Item 4.    Ownership

                                                                 Sole        Shared power    Sole power
                                     Amount                      power to    to vote or      to dispose     Shared power to
        Reporting Person             beneficially   Percent of   vote or     to direct         or to         dispose or to
                                     owned:         class:       direct      the vote:       direct the        direct the
                                                                 the vote:                 disposition of    disposition of
---------------------------------------------------------------------------------------------------------------------------
TCG Holdings, L.L.C.                    21,424,283        17.5%           0     21,424,283             0         21,424,283
---------------------------------------------------------------------------------------------------------------------------
TC Group, L.L.C.                        16,643,833        13.6%           0     16,643,833             0         16,643,833
---------------------------------------------------------------------------------------------------------------------------
Carlyle Partners II, L.P.                5,836,506         4.8%           0      5,836,506             0          5,836,506
---------------------------------------------------------------------------------------------------------------------------
Carlyle SBC Partners II, L.P.              265,135         2.3%           0        265,135             0            265,135
---------------------------------------------------------------------------------------------------------------------------
Carlyle Investment Group, L.P.               6,201        0.01%           0          6,201             0              6,201
---------------------------------------------------------------------------------------------------------------------------
Carlyle International Partners           4,935,991         4.0%           0      4,935,991             0          4,935,991
 II, L.P.
---------------------------------------------------------------------------------------------------------------------------
Carlyle International Partners             263,620         0.2%           0        263,620             0            263,620
 III, L.P.
---------------------------------------------------------------------------------------------------------------------------
C/S International Partners               1,104,003         0.9%           0      1,104,003             0          1,104,003
---------------------------------------------------------------------------------------------------------------------------
Carlyle-NorthPoint Partners, L.P.        3,513,403         2.9%           0      3,513,403             0          3,513,403
---------------------------------------------------------------------------------------------------------------------------
Carlyle-NorthPoint International           718,974         0.6%           0        718,974             0            718,974
 Partners, L.P.
---------------------------------------------------------------------------------------------------------------------------
Carlyle Investment Management, L.L.C.    2,477,974         2.0%           0      2,477,974             0          2,477,974
---------------------------------------------------------------------------------------------------------------------------
TCG Ventures, L.L.C.                     4,780,450         3.9%           0      4,780,450             0          4,780,450
---------------------------------------------------------------------------------------------------------------------------
Carlyle U.S. Venture Partners, L.P.        446,125         0.4%           0        446,125             0            446,125
---------------------------------------------------------------------------------------------------------------------------
Carlyle Venture Coinvestment, L.L.C.       270,649         0.2%           0        270,649             0            270,649
---------------------------------------------------------------------------------------------------------------------------
TCG Ventures, Limited                    4,063,676         3.3%           0      4,063,676             0          4,063,676
---------------------------------------------------------------------------------------------------------------------------
Carlyle Venture Partners, L.P.           3,363,781         2.7%           0      3,363,781             0          3,363,781
---------------------------------------------------------------------------------------------------------------------------
C/S Venture Partners, L.P.                 699,895         0.6%           0        699,895             0            699,895
---------------------------------------------------------------------------------------------------------------------------

          Each of the entities listed below is the record owners of the number of shares of common stock, par value $0.001 per share, of NorthPoint Communications Group, Inc. (the "Common Stock") set forth opposite such entities name below:

                 Record Holders                            Shares Held of Record
                 --------------                            ---------------------
Carlyle Partners II, L.P.                                              5,836,506
Carlyle SBC Partners II, L.P.                                            265,135
Carlyle Investment Group, L.P.                                             6,201
Carlyle International Partners II, L.P.                                4,935,991
Carlyle International Partners III, L.P.                                 263,620
C/S International Partners                                             1,104,003
Carlyle-NorthPoint Partners, L.P.                                      3,513,403
Carlyle-NorthPoint International Partners, L.P.                          718,974
State Board of Administration of Florida                               2,477,974
 (reported by Carlyle Investment Management,
 L.L.C.)
Carlyle Venture Partners, L.P.                                         3,363,781
Carlyle U.S. Venture Partners, L.P.                                      446,125
C/S Venture Partners, L.P.                                               699,895
Carlyle Venture Coinvestment, L.L.C.                                     270,649

          TC Group, L.L.C., d/b/a The Carlyle Group, is the sole general partner of Carlyle Partners II, L.P., Carlyle SBC Partners II, L.P., Carlyle Investment Group, L.P., Carlyle International Partners II, L.P., Carlyle International Partners III,. L.P., Carlyle-NorthPoint Partners, L.P. and Carlyle-NorthPoint International Partners, L.P. (the "Carlyle Fund Partnerships") and is the sole managing general partner of C/S International Partners (together with the Carlyle Fund Partnerships, the "Carlyle Partners II Partnerships"). TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. Accordingly, TC Group, L.L.C. and TCG Holdings, L.L.C. may be deemed to be the beneficial owners of the shares of Common Stock owned of record by the Carlyle Partners II Partnerships.

          TCG Ventures, Limited, is the sole general partner of Carlyle Venture Partners, L.P. and is the managing general partner of C/S Venture Partners, L.P. TCG Ventures, L.L.C. owns 100% of the outstanding capital stock of TCG Ventures, Limited and is also the sole general partner of Carlyle U.S. Venture Partners, L.P. and the sole managing member of Carlyle Venture Coinvestment, L.L.C. TCG Holdings, L.L.C. is the sole managing member of TCG Ventures, L.L.C. Accordingly, TCG Ventures, Limited, TCG Ventures, L.L.C. and TCG Holdings, L.L.C. each may be deemed to be a beneficial owner of the shares of Common Stock owned of record by each of Carlyle Venture Partners, L.P. and C/S Venture Partners, L.P., and TCG Ventures, L.L.C. and TCG Holdings, L.L.C. each may be deemed to be beneficial owners of the shares of Common Stock owned of record by Carlyle U.S. Venture Partners, L.P. and Carlyle Venture Coinvestment, L.L.C.

          William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein are managing members of TCG Holdings, L.L.C. and, in such capacity, may be deemed to share beneficial ownership of shares of Common Stock beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership.

          Carlyle Investment Management, L.L.C. acts as investment advisor and manager with authority and responsibility to invest certain assets on behalf of the State Board of Administration of Florida. Accordingly, Carlyle Investment Management, L.L.C. may be deemed to be a beneficial owner of shares of Common Stock owned of record by the State Board of Administration of Florida. William
E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein are managing members of Carlyle Investment Management, L.L.C. and, in such capacity, may be deemed to share beneficial ownership of shares of Common Stock beneficially owned by Carlyle Investment Management, L.L.C. Such individuals disclaim any such beneficial ownership.

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement has been filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
          following [   ].

Item 6:   Ownership of More than Five Percent on Behalf of Another Person:
          Not applicable.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company.
          Not applicable.

Item 8:   Identification and Classification of Members of the Group.
          Not applicable.

Item 9:   Notice of Dissolution of Group
          Not applicable.

Item 10:  Certification
          Not applicable.

                             Signature Page 1 of 6

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date     February 14, 2000

                         TCG HOLDINGS, L.L.C.

                         By:    /s/ Daniel A. D'Aniello
                                -----------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director


                         TC GROUP, L.L.C.

                         By:    TCG Holdings, L.L.C., its Managing
                                Member

                         By:    /s/ Daniel A. D'Aniello
                                -----------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director


                         CARLYLE PARTNERS II, L.P.

                         By:    TC Group, L.L.C., its General Partner

                                By:    TCG Holdings, L.L.C., its Managing Member

                         By:    /s/ Daniel A. D'Aniello
                                -----------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director

                             Signature Page 2 of 6


                         CARLYLE SBC PARTNERS II, L.P.

                         By:    TC Group, L.L.C., its General Partner

                                By:  TCG Holdings, L.L.C., its Managing Member

                         By:    /s/ Daniel A. D'Aniello
                                -----------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director


                         CARLYLE INVESTMENT GROUP, L.P.

                         By:    TC Group, L.L.C., its General Partner

                                By:  TCG Holdings, L.L.C., its Managing Member

                         By:    /s/ Daniel A. D'Aniello
                                -----------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director


                         CARLYLE INTERNATIONAL PARTNERS II, L.P.

                         By:    TC Group, L.L.C., its General Partner

                                By:  TCG Holdings, L.L.C., its Managing Member

                         By:    /s/ Daniel A. D'Aniello
                                -----------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director

                             Signature Page 3 of 6


                         CARLYLE INTERNATIONAL PARTNERS III, L.P.

                         By:    TC Group, L.L.C., its General Partner

                                By:  TCG Holdings, L.L.C., its Managing Member

                         By:    /s/ Daniel A. D'Aniello
                                -----------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director


                         CARLYLE-NORTHPOINT PARTNERS, L.P.

                         By:    TC Group, L.L.C., its General Partner

                                By:  TCG Holdings, L.L.C., its Managing Member

                         By:    /s/ Daniel A. D'Aniello
                                -----------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director


                         CARLYLE-NORTHPOINT INTERNATIONAL PARTNERS, L.P.

                         By:    TC Group, L.L.C., its General Partner

                                By:  TCG Holdings, L.L.C., its Managing Member

                         By:    /s/  Daniel A. D'Aniello
                                ------------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director

                             Signature Page 4 of 6


                         C/S INTERNATIONAL PARTNERS

                         By:    TC Group, L.L.C., its Managing General Partner

                                By:  TCG Holdings, L.L.C., its Managing Member

                         By:    /s/ Daniel A. D'Aniello
                                -----------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director


                         TCG VENTURES, L.L.C.

                         By:    TCG Holdings, L.L.C., its Managing
                                Member

                         By:    /s/  Daniel A. D'Aniello
                                ------------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director


                         CARLYLE U.S. VENTURE PARTNERS, L.P.

                         By:    TCG Ventures, L.L.C., its General Partner

                                By:  TCG Holdings, L.L.C., its Managing Member

                         By:    /s/ Daniel A. D'Aniello
                                -----------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director

                             Signature Page 5 of 6


                         CARLYLE VENTURE COINVESTMENT, L.L.C.

                         By:    TCG Ventures, L.L.C., its Managing Member

                                By:  TCG Holdings, L.L.C., its Managing Member

                         By:    /s/ Daniel A. D'Aniello
                                -----------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director


                         TCG VENTURES, LIMITED

                         By:    TCG Ventures, L.L.C., its Sole Shareholder

                                By:  TCG Holdings, L.L.C., its Managing Member

                         By:    /s/  Daniel A. D'Aniello
                                ------------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director


                         CARLYLE VENTURE PARTNERS, L.P.

                         By:    TCG Ventures, Limited, its General Partner

                                By:  TCG Ventures, L.L.C., its Sole Shareholder

                                     By:  TCG Holdings, L.L.C., its Managing
                                          Member

                         By:    /s/ Daniel A. D'Aniello
                                -----------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director

                             Signature Page 6 of 6


                         C/S VENTURE PARTNERS, L.P.

                         By:    TCG Ventures, Limited, its Managing General
                                Partner

                                By:  TCG Ventures, L.L.C., its Sole Shareholder

                                      By:  TCG Holdings, L.L.C., its Managing
                                           Member

                         By:    /s/ Daniel A. D'Aniello
                                -----------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director


                         CARLYLE INVESTMENT MANAGEMENT, L.L.C.

                         By:    /s/ Daniel A. D'Aniello
                                -----------------------
                         Name:   Daniel A. D'Aniello
                         Title: Managing Director